SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2007

AZZ incorporated

(Exact name of Registrant as specified in its charter)

TEXAS	1-12777	75-0948250
(State or Other Jurisdiction of Incorporation or Organization)	Commission File No.	(I.R.S. Employer Identification Number)

University Center 1, Suite 200

1300 South University Drive

Fort Worth, TX 76107

(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code: (817) 810-0095

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2007, AZZ incorporated entered into the First Amendment to Second Amended and Restated Credit Agreement, (the “First Amendment”), with Bank of America, N. A. which amends our Second Amended and Restated Credit Agreement, (the “Credit Agreement”), dated as of May 25, 2006.

The First Amendment increases our revolving line of credit from $50 million to $60 million and matures on May 25, 2011. It also increases the maximum amount of capital expenditures we are permitted to make in any fiscal year without the prior approval of our lenders from $10 million to $14 million on a consolidated basis, and it specifically excludes from that amount capital expenditures related to construction projects in our Electrical and Industrial Products Segment in an amount not to exceed $10 million.

This is an unsecured, revolving credit facility to be used to provide for working capital needs, capital improvements, future acquisitions, and letter of credit needs. The Credit Agreement provides for various financial covenants consisting of a) Minimum Consolidated Net Worth – maintain on a consolidated basis net worth equal to at least the sum of $69.8 million, representing 80% of net worth at February 28, 2006, plus 75% of future net income, b) Maximum Leverage Ratio – maintain on a consolidated basis a Leverage Ratio not to exceed 3.0:1.0, c) Fixed Charge Coverage Ratio – maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.5:1.0 and d) the limit on capital expenditures described above.

The Credit Agreement provides for an applicable margin of from .75% to 1.25% over the Eurodollar Rate and Commitment Fees ranging from .175% to .25% depending on our Leverage Ratio (as defined).

A copy of the First Amendment is included as an exhibit to this Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits 10.1 – First Amendment to Second Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ incorporated

Date: March 1, 2007	By:	/s/ Dana Perry
Dana Perry, Senior Vice President Finance, Chief Financial Officer